Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WAGEWORKS, INC.

Joseph L. Jackson hereby certifies that:

ONE: He is the duly elected and acting Chief Executive Officer, of WageWorks, Inc., a Delaware corporation (the “Corporation”). The date of filing of said Corporation’s original certificate of incorporation with the Delaware Secretary of State was January 28, 2000, under the name of “Pre-Tax.Net, Inc.”

TWO: The following Amended and Restated Certificate of Incorporation was approved by written action in lieu of a meeting by the stockholders of the Corporation, and notice will be given to the non-consenting stockholders in accordance with the provisions of Section 228(d) of the General Corporation Law.

THREE: The following Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1.

The name of this Corporation is WageWorks, Inc.

ARTICLE 2.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle, and the name of the registered agent at that address is The Corporation Trust Company.

ARTICLE 3.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4.

A. Classes of Stock.

1. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common

Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 100,986,829 shares. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 40,458,698 shares. The total number of shares of Common Stock this Corporation shall have authority to issue is 60,528,131 shares. The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

2. Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of Delaware, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if converted basis).

B. Preferred Stock. The Preferred Stock shall be divided into series. 50,000 of the shares of Preferred Stock shall be designated “Series A Preferred Stock.” 1,725,792 of the shares of Preferred Stock shall be designated “Series A-1 Preferred Stock.” 1,013,383 of the shares of Preferred Stock shall be designated “Series A-2 Preferred Stock.” 14,870,179 of the shares of Preferred Stock shall be designated “Series B Preferred Stock.” 6,305,882 of the shares of Preferred Stock shall be designated “Series C Preferred Stock.” 2,465,331 of the shares of Preferred Stock shall be designated “Series D Preferred Stock.” 5,294,514 of the shares of Preferred Stock shall be designated “Series E Preferred Stock.” 8,733,617 of the shares of Preferred Stock shall be designated “Series E-1 Preferred Stock.” The powers, preferences, rights, restrictions, and other matters relating to Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock are as follows:

1. Dividends.

a. The holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock shall be entitled to receive dividends at the rate of $0.32 per each such share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum payable out of funds legally available therefor. The holders of Series B Preferred Stock shall be entitled to receive dividends at the rate of $0.112 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum payable out of funds legally available therefor. The holders of Series C Preferred Stock shall be entitled to receive dividends at the rate of $0.34 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum payable out of funds legally available therefor. The holders of Series D Preferred Stock shall be entitled to receive dividends at the rate of $0.5192 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum payable out of funds legally available therefor. The holders of Series E Preferred Stock shall be entitled to receive dividends at the rate of $0.32 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum payable out of funds legally available therefor. The holders of Series E-1 Preferred Stock shall be entitled to receive dividends at the rate of $0.18 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

b. No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until all declared and unpaid dividends as provided in the previous paragraph (as adjusted for any stock dividends, combinations or splits with respect to such shares) on Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock shall have been paid or declared and set apart during that fiscal year.

c. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and including any transaction referred to in subparagraph (h) of this Section B(2) (collectively, a “Liquidation Event”), and subject to subparagraph (g) of this Section B(2), the holders of Series E Preferred Stock and Series E-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Common Stock by reason of their ownership thereof, the amount of $4.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series E Preferred Stock and $2.29 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series E-1 Preferred Stock, plus all declared but unpaid dividends on such share for each share of Series E Preferred Stock and Series E-1 Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series E Preferred Stock and Series E-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series E Preferred Stock and Series E-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

b. In the event of Liquidation Event and upon the completion of the distribution required by subparagraph (a), and subject to subparagraph (g) of this Section B(2), the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series A-

1 Preferred Stock, Series A-2 Preferred Stock and Common Stock by reason of their ownership thereof, the amount of $6.49 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such share for each share of Series D Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

c. In the event of any Liquidation Event, and upon the completion of the distribution required by subparagraphs (a) and (b) of this Section B(2), and subject to subparagraph (g) of this Section B(2), the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Common Stock by reason of their ownership thereof, the amount of $4.25 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such share for each share of Series C Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

d. In the event of any Liquidation Event, and upon the completion of the distribution required by subparagraphs (a), (b) and (c) of this Section B(2), and subject to subparagraph (g) of this Section B(2), the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Common Stock by reason of their ownership thereof, the amount of $1.40 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such share for each share of Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

e. In the event of any Liquidation Event, and upon the completion of the distribution required by subparagraphs (a), (b), (c) and (d) of this Section B(2), and subject to subparagraph (g) of this Section, the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $4.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such share for each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

f. In the event of any Liquidation Event, and upon the completion of the distribution required by subparagraphs (a), (b), (c), (d) and (e) of this Section B(2), and subject to subparagraph (g) of this Section B(2) , the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock into Common Stock).

g. If a holder of Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Shares, Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock or Series A-2 Preferred Stock, would receive an aggregate amount per share pursuant to subparagraphs (a) through (f) of this Section B(2) that exceeds $4.58, $8.00, $12.98, $10.20, $7.35, $14.14, $21.50 or $14.14, respectively, then, notwithstanding subparagraphs (a) through (f) of this Section B(2), each such holder of Series E-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to receive upon such Liquidation Event only the greater of (i) an amount per share equal to $4.58, $8.00, $12.98, $10.20, $7.35, $14.14, $21.50 and $14.14, respectively, or (ii) the amount per share a holder of such Series of Preferred Stock would have received if all holders of such Series of Preferred Stock had converted such holders’ shares of such Series of Preferred Stock into Common Stock immediately prior to such Liquidation Event and not received any preferential amount payable under subparagraphs (a) through (f) of this Section B(2). For purposes of the calculation described in subpart (ii) of the preceding sentence, it shall be assumed that (x) all holders of a particular series of Preferred Stock would convert such holders’ shares of such series of Preferred Stock into Common Stock without regard to whether a particular holder holds shares of Common Stock or any other series of Preferred Stock, (y) all holders of a particular series of Preferred Stock would convert such holders’ shares into Common Stock if such holders would receive an amount per share of Common Stock upon conversion greater than the dollar amount set forth in subpart (i) of the preceding sentence for the particular series of Preferred Stock, and (z) the order of conversion of the various series of Preferred Stock assumed to be converted pursuant to the preceding clause (y) shall be deemed to be in ascending order beginning with the series of Preferred Stock that would receive the lowest amount per share of Common Stock upon conversion, without regard to conversion of any other series of Preferred Stock. All per share dollar amounts set forth in this subparagraph (g) shall be as adjusted for any stock dividends, combinations or splits with respect to such shares.

h. For purposes of this Section B(2), (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such consolidation, merger or other transaction fail to hold equity securities representing a majority of the voting power of the Corporation or surviving entity immediately following such consolidation, merger or other transaction (excluding voting securities of the acquiring corporation held by such holders prior to such transaction), or (ii) a sale of all or substantially all of the assets of the Corporation in which the holders of the outstanding voting securities of the Corporation immediately prior to such sale fail to hold equity securities representing a majority of the voting power of the surviving entity immediately following such sale (excluding voting securities of the acquiring corporation held by such holders prior to such transaction) (each, an “Acquisition Event”), shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in Section B(2)(h) below) amounts as specified in Sections B(2)(a), B(2)(b), B(2)(c), B(2)(d), B(2)(e), B(2)(f) and B(2)(g) above.

i. Whenever the distribution provided for in this Section B(2) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

3. Redemption.

a. Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series E-1 Preferred Stock shall not be redeemable.

b. If, on or prior to December 31, 2012 (the “Redemption Trigger Date”), the Corporation has not consummated the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), in which the net proceeds to the Corporation from the sale of the Corporation’s Common Stock is $40 million or greater, and the offering price per share is at least $10.39 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (a “Qualified IPO”), then at any time after the Redemption Trigger Date (i) the holders of not less than a majority of the issued and outstanding Series C Preferred Stock may, by written notice, request that the Corporation redeem all shares of Series C Preferred Stock then held by such holders, (ii) the holders of not less than a majority of the issued and outstanding Series D Preferred Stock may, by written notice, request that the Corporation redeem all shares of Series D Preferred Stock then held by such holders and/or (iii) the holders of not less than a majority of the issued and outstanding Series E Preferred Stock may, by written notice, request that the Corporation redeem all shares of Series E Preferred then held by such holders; provided, however, that the Redemption Trigger Date shall be extended if, and only for as long as, the Corporation has filed and not withdrawn a registration statement of Form S-1 in connection with the initial public offering of its Common Stock. Thereafter:

(1) The Corporation shall promptly mail written notice (the “Redemption Notice”), first class postage prepaid, to each holder of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock at the address last shown on the records of the Corporation for each such holder, which Redemption Notice shall state the date that Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock (as applicable) will be redeemed (which shall not be more than 60 days from the date of the Redemption Notice) (the “Redemption Date”), the Redemption Price (as defined below), and the place at which payment may be obtained. Each holder of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have 20 days from the date of mailing of the Redemption Notice to notify the Corporation that such holder elects to have all of its Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock (as applicable) redeemed (such electing holders are referred to collectively herein as the “Redeeming Holders”). The Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock held by the Redeeming Holders is referred to herein as the “Redemption Stock.”

(2) The redemption price per share (the “Redemption Price”) for the shares of the Redemption Stock shall be payable in cash and shall be equal to the greater of (i) the fair market value of such shares as determined in good faith by an appraiser of national standing chosen by the Redeeming Holders that is satisfactory to the Corporation and whose fees are to be paid by the Corporation, or (ii) $4.25 per share, with respect to Series C Preferred Stock, $6.49 per share, with respect to Series D Preferred Stock and $4.00 per share, with respect to the Series E Preferred Stock (each as adjusted for any stock dividends, combinations or splits with respect to such shares).

c. On the Redemption Date, the Corporation shall redeem all of the issued and outstanding shares of Redemption Stock of each Redeeming Holder (upon delivery of a certificate or certificates as provided in the following sentence) for the Redemption Price. Each Redeeming Holder shall surrender to the Corporation the certificate or certificates representing such Redemption Stock (or an affidavit in form and substance satisfactory to the Corporation, acting reasonably, attesting it has lost such certificates), in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such Redemption Stock shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

d. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Redeeming Holders as holders of shares of Redemption Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares of Redemption Stock, and such shares of Redemption Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of such shares of Redemption Stock are insufficient to redeem the total number of such shares of Redemption Stock, those funds which are legally available will be used to redeem the maximum possible number of shares of Redemption Stock ratably among the Redeeming Holders based upon their holdings of shares of Redemption Stock. The shares of Redemption Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Redemption Stock, such funds will immediately be used to redeem the balance of the shares of Redemption Stock which the Corporation has not heretofore redeemed.

4. Voting Rights.

a. Each holder of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock could be converted on the record date established for such vote and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

b. The Corporation’s Board of Directors shall be elected as follows:

(1) The majority of the holders of Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock, voting as a class, shall be entitled to designate one (1) member of the Board of Directors.

(2) The majority of the holders of Series B Preferred Stock, voting as a class, shall be entitled to designate one (1) member of the Board of Directors.

(3) The majority of the holders of Series C Preferred Stock, voting as a class, shall be entitled to designate two (2) members of the Board of Directors.

(4) The majority of the holders of the Common Stock, voting as a class, shall be entitled to designate two (2) member of the Board of Directors.

(5) The majority of the holders of Common Stock and Preferred Stock, voting together as a single class, on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors.

(6) The designation rights contained in this Section 4(b) shall terminate upon the closing of a Qualified IPO.

5. Conversion. The holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert.

(1) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.00 by the Series A Conversion Price (each as adjusted for stock splits, stock dividends and the like) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A Preferred Stock (the “Series A Conversion Price”) shall initially be $2.3472 (as adjusted for stock splits, stock dividends and the like) per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

(2) Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.00 by the Series A-1 Conversion Price (each as adjusted for stock splits, stock dividends and the like) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A-1 Preferred Stock (the “Series A-1 Conversion Price”) shall initially be $1.36 (as adjusted for stock splits, stock dividends and the like) per share of Common Stock. Such initial Series A-1 Conversion Price shall be adjusted as hereinafter provided.

(3) Each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.00 by the Series A-2 Conversion Price (each as adjusted for stock splits, stock dividends and the like) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A-2 Preferred Stock (the “Series A-2 Conversion Price”) shall initially be $2.3472 (as adjusted for stock splits, stock dividends and the like) per share of Common Stock. Such initial Series A-2 Conversion Price shall be adjusted as hereinafter provided.

(4) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.40 by the Series B Conversion Price (each as adjusted for stock splits, stock dividends and the like) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Preferred Stock (the “Series B Conversion Price”) shall initially be $1.40 (as adjusted for stock splits, stock dividends and the like) per share of Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

(5) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the $4.25 by the Series C Conversion Price (each as adjusted for stock splits, stock dividends and the like) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series C Preferred Stock (the “Series C Conversion Price”) shall initially be $4.25 (as adjusted for stock splits, stock dividends and the like) per share of Common Stock. Such initial Series C Conversion Price shall be adjusted as hereinafter provided.

(6) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.49 by the Series D Conversion Price (each as adjusted for stock splits, stock dividends and the like) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D Preferred Stock (the “Series D Conversion Price”) shall initially be $6.49 (as adjusted for stock splits, stock dividends and the like) per share of Common Stock. Such initial Series D Conversion Price shall be adjusted as hereinafter provided.

(7) Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.00 by the Series E Conversion Price (each as adjusted for stock splits, stock dividends and the like) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series E Preferred Stock (the “Series E Conversion Price”) shall initially be $4.00 (as adjusted for stock splits, stock dividends and the like) per share of Common Stock. Such initial Series E Conversion Price shall be adjusted as hereinafter provided.

(8) Each share of Series E-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.29 by the Series E-1 Conversion Price (each as adjusted for stock splits, stock dividends and the like) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series E-1 Preferred Stock (the “Series E-1 Conversion Price”) shall initially be $2.29 (as adjusted for stock splits, stock dividends and the like) per share of Common Stock. Such initial Series E-1 Conversion Price shall be adjusted as hereinafter provided.

(9) In the event any Redeeming Holders have elected to require that the Corporation redeem their shares of Redemption Stock, the conversion rights of such Redemption Stock shall terminate at the close of business on the last full day preceding the Redemption Date for such Redemption Stock, unless the redemption price is not paid on such Redemption Date, in which case the conversion rights for such Redemption Stock shall continue until such price is paid in full. In the event of a Liquidation Event, the conversion rights of all Preferred Stock shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such Liquidation Event to the holders of Preferred Stock.

b. Automatic Conversion.

(1) Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price and the Series B Conversion Price, respectively, immediately prior to (i) the closing of a Qualified IPO or (ii) the effective date upon which the Corporation obtains the vote or consent of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a class, approving such conversion.

(2) Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series C Conversion Price immediately prior to (i) the closing of a Qualified IPO or (ii) the effective date upon which the Corporation obtains the vote or consent of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a class, approving such conversion.

(3) Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series D Conversion Price immediately prior to (i) the closing of a Qualified IPO or (ii) the effective date upon which the Corporation obtains the vote or consent of at least a majority of the outstanding shares of Series D Preferred Stock, voting as a class, approving such conversion.

(4) Each share of Series E Preferred Stock and Series E-1 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series E Conversion Price and Series E-1 Conversion Price, respectively, immediately prior to the earlier to occur of (i) the closing of a Qualified IPO or (ii) the effective date upon which the Corporation obtains the vote or consent of 80.8% of the outstanding shares of Series E Preferred Stock (or, if no shares of Series E Preferred Stock are then outstanding, then the vote or consent of 80.8% of the outstanding shares of Series E-1 Preferred Stock), voting as a class, approving such conversion.

c. Mechanics of Conversion.

(1) Before any holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B

Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(2) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock shall not be deemed to have converted such Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock until immediately prior to the closing of such sale of securities.

d. Adjustments to Conversion Price for Certain Dilutive Issuances.

(1) Special Definitions. For purposes of this Section B(5)(d), the following definitions apply:

(A) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B) “Original Issue Date” shall mean the date on which a share of Series E Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section B(5)(d)(3)) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable (or deemed to be issued pursuant to Section B(5)(d)(3)):

i. upon conversion of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock;

ii. to officers, directors or employees of, or consultants to, the Corporation or a subsidiary pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

iii. as a dividend or distribution on Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock;

iv. to lenders or lessors pursuant to agreements approved by the Board of Directors of the Corporation;

v. in connection with an adjustment of the Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series E-1 Conversion Price being made pursuant to Section B(5)(e);

vi. by the Corporation in a Qualified IPO;

vii. upon exercise of warrants outstanding as of the Original Issue Date;

viii. upon conversion of any notes or the exercise of any warrants issued pursuant to that certain Note and Warrant Purchase Agreement by and among the Corporation and the other parties thereto, dated as of December 28, 2009, as may be amended from time to time.

ix. in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; or

x. to persons or entities, pursuant to agreements approved by the Board of Directors of the Corporation, with which the Corporation has business relationships and the issuance of which is not primarily for equity financing purposes.

(2) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section B(5)(d)(5) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock, respectively, in effect on the date of, and immediately prior to such issue.

(3) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series E-1 Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series E-1 Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price or the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series E-1 Conversion Price shall effect Common Stock previously issued upon conversion of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock);

(C) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such Convertible Securities, the Conversion Price of Series A Preferred Stock,

Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series E-1 Conversion Price to an amount which exceeds the lower of (a) the Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series E-1 Conversion Price on the original adjustment date, or (b) the Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series E-1 Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(4) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) Subject to the following paragraph, in the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B(5)(d)(3)) without consideration or for a consideration per share less than the Conversion Price for a particular Series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such Series of Preferred Stock shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price for such Series of Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for such Series of Preferred Stock in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated as if all shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(5) Determination of Consideration. For purposes of this Section B(5)(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

i. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

ii. insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Corporation’s Board of Directors; and

iii. in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board; provided, that, in connection with the issuance of options or warrants that are issued together with the issuance of Additional Shares of Common Stock (whether in one transaction or in a series of related transactions), such good faith determination by the Board shall take into account the “option value” associated with such options or warrants and the resulting discount to the stated exercise price of such options or warrants.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B(5)(d)(3), relating to Options and Convertible Securities shall be determined by dividing

i. the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

ii. the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

e. Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of

Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

f. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B(5)(e) above or a merger or other reorganization referred to in Section B(2.g) above), the Series A Conversion Price, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock immediately before that change.

g. No Impairment. Subject to the right of the Corporation to amend its Certificate of Incorporation or take any other corporate action upon obtaining the necessary approvals required by this Certificate of Incorporation and applicable law, this Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

h. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section B(5), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C

Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock, as the case may be, a certificate executed by the Corporation’s Chief Executive Officer or a Vice President setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock.

i. Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

Then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

j. Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

k. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and

Series E-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

l. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

m. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by the corporation by the provisions of this Section B(5) to the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock shall be in writing and shall be deemed effectively given upon the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being faxed (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service (with receipt of appropriate confirmation of delivery), or (v) three (3) days after being mailed if deposited in the United States mail (first class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation), facsimile or courier.

n. Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price for a particular Series of Preferred Stock pursuant to the terms of Section B(5)(d) above then, upon the final such issuance, the Conversion Price for Series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances that are part of such series of related transactions within such period).

6. Protective Provisions.

a. So long as any shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, or Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, voting together as a single class:

(1) create (by merger, reclassification or otherwise), designate, authorize or issue any other equity security (including any security convertible into or exercisable for any equity security) having rights, preferences, privileges or powers (or restrictions for the benefit of) senior to or on parity with Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series B Preferred Stock with respect to voting, dividends and liquidation; or

(2) amend or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws if such action would materially adversely change the rights, preferences or privileges of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series B Preferred Stock in a manner which disproportionately affects such shares relative to other series of Preferred Stock.

b. So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, whether directly or indirectly, through amendment of this certificate of incorporation, merger, recapitalization or otherwise, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a single class:

(1) create, designate, authorize or issue any other equity security (including any security convertible into or exercisable for any equity security) having rights, preferences, privileges or powers (or restrictions for the benefit of) senior to Series C Preferred Stock with respect to voting, dividends and liquidation (other than the Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock);

(2) agree to any Liquidation Event with a value that would result in a distribution to the holders of Series C Preferred Stock pursuant to Section B(2) which is less than $5.6525 per share (as adjusted for stock splits, stock dividends and the like with respect to Series C Preferred Stock);

(3) increase the number of members of the Corporation’s Board of Directors to above nine;

(4) amend or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws if such action would materially adversely change the rights, preferences or privileges of the shares of Series C Preferred Stock;

(5) declare or pay any dividend or make any distribution (or pay into or set aside for a sinking fund for such purposes) on the account of any share or shares of Common Stock or Preferred Stock of the Corporation or any non wholly-owned Subsidiary;

(6) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock or Preferred Stock of the Corporation or any non wholly-owned Subsidiary (other than pursuant to the redemption provisions set forth in this certificate of incorporation); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

(7) incur any additional indebtedness for borrowed money or make any guaranty that results in aggregate outstanding indebtedness of the Corporation and its subsidiaries that exceeds $25,000,000 at any particular time; or

(8) engage in any transaction with any officer or director of the Corporation or any subsidiary of the Corporation (other than for travel advances and miscellaneous incidental business expenses), or beneficial owner of 5% or more of the Corporation’s equity securities or any affiliate thereof, unless the transaction has been approved by a majority of the disinterested members of the Board of Directors.

c. So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, whether directly or indirectly, through amendment of this Certificate of Incorporation, merger, reorganization or otherwise, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a single class, amend or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws if such action would materially adversely change the rights, preferences or privileges of the shares of Series D Preferred Stock in a manner which disproportionately affects such shares relative to other series of Preferred Stock.

d. So long as any shares of Series E Preferred Stock or Series E-1 Preferred Stock remain outstanding, the Corporation shall not, whether directly or indirectly, through amendment of this Certificate of Incorporation, merger, reorganization or otherwise, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series E Preferred Stock (or, if no shares of Series E Preferred Stock are then outstanding, then the vote or written consent by the holders of at least a majority of the then outstanding shares of Series E-1 Preferred Stock), voting as a class, amend or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws if such action would materially adversely change the rights, preferences or privileges of the shares of Series E Preferred Stock or Series E-1 Preferred Stock in a manner which disproportionately affects such shares relative to other series of Preferred Stock.

e. So long as any shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the Corporation shall not, whether directly or indirectly, through amendment of this certificate of incorporation, merger, recapitalization or otherwise, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class:

(1) create any subsidiary that is not directly or indirectly wholly owned by the Corporation (a “non wholly-owned Subsidiary”);

(2) effect voluntarily the liquidation, winding-up or dissolution of the Corporation, including the instigation of bankruptcy proceedings or the re-reorgnization or recapitalization of the Corporation;

(3) amend any stock option or stock purchase plan to modify the number of shares covered thereby;

(4) increase the number of members of the Corporation’s Board of Directors to above nine;

(5) effect any change in the Corporation’s counsel or the Corporation’s auditors;

(6) effect any material change in the nature of the Corporation’s business;

(7) declare or pay any dividend or make any distribution (or pay into or set aside for a sinking fund for such purposes) on the account of any share or shares of Common Stock of the Corporation or any non wholly-owned Subsidiary;

(8) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any share or shares of Common Stock of the Corporation or any non wholly-owned Subsidiary; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment; or

(9) sell any of the material assets of the Corporation or any subsidiary, or transfer or grant an exclusive license to any rights in or to any of the Corporation’s or subsidiary’s intellectual property, other than in the ordinary course of business (an “Asset Transfer”), if the value of the assets or rights in such Asset Transfer, when aggregated with all other Asset Transfers made in the 12 months prior to such Asset Transfer, exceeds the greater of (i) 15% of the consolidated revenues of the Corporation and its subsidiaries for the trailing 12 month period measured from the most recent calendar month ending prior to such Asset Transfer, and (ii) the consolidated revenues of the Corporation and its subsidiaries for the most recent calendar month ending prior to such Asset Transfer on an annualized basis, each as determined in the reasonable judgment of the Corporation’s board of directors.

7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8. The Common Stock.

a. Dividend Rights. Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets or the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

b. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article 4(B)(2) hereof.

c. Redemption. The Common Stock shall not be redeemable other than the repurchase of shares of Common Stock by the Corporation from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

d. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE 5.

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article 5, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article 5, shall eliminate or reduce the effect of this Article 5, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 6.

Subject to obtaining the necessary stockholder approvals required by this Certification of Incorporation and the Bylaws of the Corporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

ARTICLE 7.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 8.

The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE 9.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 10.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 11.

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Joseph L. Jackson, its Chief Executive Officer, on July 30, 2010.

WAGEWORKS, INC.

By:	/s/ Joseph L. Jackson
Name:	Joseph L. Jackson
Title:	Chief Executive Officer

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